Exhibit 99.7

GE Healthcare

Tweets

1. On issue of press release

GE Healthcare to acquire Clarient, Inc. expands cancer diagnostics capabilities. Link to GE Healthcare newsroom

2. On issue of digital media

Clarient – more precise information about patient’s cancer will help clinicians make more confident clinical decisions. Link to GE Healthcare newsroom

PRESS KIT: GE Healthcare to acquire Clarient, Inc. expands cancer diagnostics capabilities. Link to GE Healthcare newsroom

LISTEN: John Dineen shares details of GE Healthcare’s proposed Clarient acquisition. Link to audio files on GE Healthcare newsroom.

Useful Links on Newsroom

Clarient www.clarientinc.com

Omnyx www.omnyx.com

GE and Lilly collaboration: http://newsroom.lilly.com/releasedetail.cfm?releaseid=417095